To the Shareholders and
Board of Trustees of the
Nationwide Mutual Funds:


In planning and performing our audits of the financial statements of the Nationwide Mutual Funds - Nationwide S&P 500 Index Fund, Gartmore Growth 20 Fund, Gartmore Global Technology and
Communications Fund, Gartmore Emerging Markets Fund, Gartmore International Growth Fund, Gartmore Global Leaders Fund,
Nationwide Value Opportunities Fund, Nationwide High Yield Bond
Fund, Morley Enhanced Income Fund, Prestige Large Cap Value Fund, Prestige Large Cap Growth Fund, Prestige Balanced Fund, Prestige
Small Cap Fund, Prestige International Fund, Investor Destinations Aggressive Fund, Investor Destinations Moderately Aggressive Fund, Investor Destinations Moderate Fund, Investor Destinations Moderately Conservative Fund, Investor Destinations Conservative Fund, Nationwide Small Cap Index Fund, Nationwide Mid Cap Market Index Fund, Nationwide International Index Fund, Nationwide Bond Index Fund, Morley Capital Accumulation Fund, NorthPointe Small Cap Value Fund, Gartmore Millennium Growth Fund, Nationwide Growth Fund, Nationwide Fund, Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Long-Term U.S. Government Bond Fund, Nationwide Intermediate U.S. Government Bond Fund, and Nationwide Money Market Fund (the Funds), for the periods ended October 31, 2000, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Nationwide Mutual Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2000.

This report is intended solely for the information and use of management, the Board of Trustees of the Nationwide Mutual Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Columbus, Ohio
December 18, 2000